EXHIBIT 99.2

AMICUS THERAPEUTICS, INC. 2025 EQUITY INCENTIVE PLAN

1.	Purpose

The Amicus Therapeutics, Inc. 2025 Equity Incentive Plan (the ‘‘Plan’’) is intended to encourage share ownership by employees, consultants, directors and other service providers of Amicus Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (the ‘‘Company’’) and its affiliates, and to provide an additional incentive for them to promote the success of the Company’s business. Upon the Plan’s Effective Date (as defined below), no further awards shall be made under the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan (the ‘‘Prior Plan’’).

2.	Definitions

As used in the Plan the following terms shall have the respective meanings set out below:

2.1	‘‘Adoption Date’’ shall have the meaning ascribed to such term in Section 3.

2.2	‘‘Affiliate’’ means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first person or entity.

2.3	‘‘Award’’ means any grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Grants, Other Stock Based Awards or Performance Awards.

2.4	‘‘Award Agreement’’ means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.

2.5	‘‘Board’’ means the Company’s board of directors.

2.6	‘‘Cause’’ shall have the meaning ascribed to such term in the Participant’s employment or similar agreement; or if the Participant has no such agreement or if the term ‘‘Cause’’ is not defined in such agreement, then ‘‘Cause’’ has the following meaning: (i) willful or deliberate misconduct that has or could reasonably be expected to have a materially adverse impact on the reputation or business of the Company (or an Affiliate), or that results in gain or personal enrichment of the Participant to the detriment of the Company (or an Affiliate); (ii) violation of Company policy including, but not limited to, policies prohibiting harassment and other workplace misconduct, and policies governing corporate compliance; (iii) misappropriation of the funds or assets of the Company (or an Affiliate); (iv) conviction, plea of guilty, admission to facts sufficient for a finding of guilt, or plea of no contest (or nolo contendere) to: (a) any felony, or (b) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion; (v) material breach of the Participant’s employment agreement, if any; (vi) material breach of the Participant’s Confidentiality, Non-Disclosure and Non-Competition Agreement, if any, or any other restrictive covenant agreement; (vii) breach of the Participant’s duty of loyalty to the Company (or an Affiliate); (viii) disqualification, bar or suspension by any governmental authority from performing any of the Participant’s duties to the Company (or an Affiliate); (ix) material failure to perform the Participant’s duties or obligations to the Company (or an Affiliate), other than as a result of being ‘‘Unable to Work’’ (which means the determination by the Company, following an interactive process, that the Participant has become physically or mentally incapable of performing the Participant’s essential job functions, with or without a reasonable accommodation, following any period during which such status would be protected under applicable law); or (x) willful failure to adhere to or carry out lawful duties or directives of the Participant’s direct or indirect supervisor or the Board. Notwithstanding anything to the contrary herein, the Company shall not be deemed to have terminated the Participant’s employment or service for Cause for the events described above in subsections (ix) or (x) unless the Company or Board, as applicable, has determined that such events are amenable to cure and given the Participant written notice of the occurrence of the claimed event(s) constituting Cause and the Participant has failed to cure such event(s) within fourteen (14) calendar days after the Participant’s receipt of such notice (or such other period as may be deemed reasonable by the Company or Board under the circumstances and communicated to the Participant). The other events described above are not subject to an opportunity to cure but the Company may, in its sole discretion, conduct an investigation into those events and provide the Participant a full opportunity to participate.

2.7	‘‘Change in Control’’ means any of the following: (i) when any person or entity who is not a stockholder of the Company (as of the Effective Date of this Plan) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) when a merger or consolidation with another entity occurs that causes the voting securities of the Company outstanding immediately before the transaction to constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction; or (iii) when a sale or disposition of all or substantially all of the Company’s assets occurs. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no event shall be a Change in Control under the Plan or an Award Agreement unless such event is also a ‘‘change in control event’’ as defined in Section 409A.

2.8	‘‘Code’’ means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.9	‘‘Committee’’ means any committee of the Board delegated responsibility by the Board for the administration of the Plan, as provided in Section 5 of the Plan. Unless otherwise determined by the Board, the Compensation and Leadership Development Committee of the Board will serve as the Committee.

2.10	‘‘Common Stock’’ means shares of common stock, par value $0.01 per share, of the Company.

2.11	‘‘Company’’ shall have the meaning ascribed to such term in Section 1 above.

2.12	‘‘Corporate Transaction’’ means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company, or other corporate transaction involving the Company or any of its Subsidiaries.

2.13	‘‘Disability’’ will be determined under any long-term disability plan or policy maintained by the Company or an Affiliate and applicable to the Participant (or if no such plan or policy exists, ‘‘Disability’’ will mean a condition rendering the Participant disabled, within the meaning of Section 409A(a)(2)(C)(i) of the Code). Notwithstanding anything in the Plan or an Award Agreement to the contrary, to the extent necessary to comply with Section 409A of the Code, no Disability shall be deemed to have occurred unless it meets the requirements of Section 409A(a)(2)(C) of the Code.

2.14	‘‘Effective Date’’ shall have the meaning ascribed to such term in Section 3.

2.15	‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended.

2.16	‘‘Incentive Option’’ means an Option which by its terms is to be treated as an ‘‘incentive stock option’’ within the meaning of Section 422 of the Code.

2.17	‘‘Market Value’’ means the value of a share of Common Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Common Stock as of any date is the closing price for the Common Stock as reported on the NASDAQ Global market (or on any other national securities exchange on which the Common Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

2.18	‘‘Non-Employee Director’’ has the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.19	‘‘Nonstatutory Option’’ means any Option that is not an Incentive Option.

2.20	‘‘Option’’ means an option granted under the Plan to purchase shares of Common Stock.

2.21	‘‘Optionee’’ means an employee, consultant, director or other service provider of the Company or an Affiliate to whom an Option shall have been initially granted under the Plan.

2.22	‘‘Other Stock Based Award’’ means an Award other than an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Stock Grant, that is granted pursuant to Section 7.6 of the Plan.

2.23	‘‘Participant’’ means any holder of an outstanding Award under the Plan.

2.24	‘‘Performance Award’’ means an Award that, pursuant to Section 7.7 is granted, vested and/or settled upon the achievement of specified Performance Goals.

2.25	‘‘Performance Goals’’ means individual or corporate goals established by the Committee in its sole discretion.

2.26	‘‘Performance Period’’ means the period selected by the Committee during which a Performance Goal is measured.

2.27	‘‘Plan’’ shall have the meaning ascribed to such term in Section 1 above.

2.28	‘‘Prior Plan’’ shall have the meaning ascribed to such term in Section 1 above.

2.29	‘‘Prior Plan Awards’’ means awards granted under the Prior Plan.

2.30	‘‘Restricted Stock’’ means a grant under the Plan of shares of Common Stock to a Participant subject to a Risk of Forfeiture.

2.31	‘‘Restricted Stock Units’’ means rights granted under the Plan to receive shares of Common Stock subject to the fulfillment of Vesting Conditions.

2.32	‘‘Restriction Period’’ means the period of time, established by the Committee in connection with an Award of Restricted Stock, during which the shares of Restricted Stock are subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.33	‘‘Retirement’’ means a Participant’s cessation of employment or service with the Company or an Affiliate for any reason other than a termination by the Company or an Affiliate for Cause where (a) such Participant has attained at least 5 years of continuous service with the Company and/or an Affiliate, (b) the Participant is at least 55 years of age, and (c) the sum of such Participant’s age and years of service equals or exceeds 67 years.

2.34	‘‘Risk of Forfeiture’’ means a limitation on the right of a Participant to retain an Award of Restricted Stock due to the failure to meet applicable Vesting Conditions.

2.35	‘‘Section 409A’’ means Section 409A of the Code, and the rules and regulations promulgated thereunder.

2.36	‘‘Securities Act’’ means the US Securities Act of 1933, as amended.

2.37	‘‘Separation’’ means the Participant’s ‘‘separation from service’’ from the Company and its Affiliates within the meaning of Section 409A.

2.38	‘‘Stock Appreciation Right’’ means a right granted under and subject to Section 7.2 of the Plan.

2.39	‘‘Stock Grant’’ means a grant under Section 7.5 of the Plan of shares of Common Stock not subject to restrictions or other forfeiture conditions.

2.40	‘‘Subsidiary’’ means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

2.41	‘‘Ten Percent Owner’’ means a person who owns, or is deemed within the meaning of Section 422(b)(6) (or 424(d)) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Section 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the grant date of such Option.

2.42	‘‘Vesting Conditions’’ means the continued employment or service of a Participant, the attainment of Performance Goals, and/or such other factors as the Committee may determine in its sole discretion.

3.	Term of the Plan

The Plan was adopted by the Board on April 14, 2025, (the ‘‘Adoption Date’’), subject to approval by the Company’s stockholders (the date of such approval, the ‘‘Effective Date’’). The Plan shall terminate automatically on the tenth anniversary of the Adoption Date, April 14, 2035, provided that it may be terminated on an earlier date as provided in Section 18. Awards granted pursuant to the Plan prior to its termination shall not expire solely by reason of the termination of the Plan.

4.	Stock Subject to the Plan

4.1	Shares Subject to the Plan. Subject to adjustment as provided in Section 12.1 of the Plan, the maximum number of shares of Common Stock that may be issued in respect of Awards under the Plan is equal to the sum of:

(i) 9,000,000 shares of Common Stock, (ii) such additional number of shares of Common Stock as is equal to the number of shares of Common Stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan on the Effective Date, and (iii) the number of shares of Common Stock underlying Prior Plan Awards that are outstanding as of the Effective Date (to the extent such shares of Common Stock become available for grant under the Plan pursuant to Section 4.4 hereof) (collectively, the ‘‘Share Pool’’). Any shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.2	Substitute Awards. Notwithstanding the foregoing, any shares of Common Stock issued in respect of Awards granted in substitution for equity-based awards of an entity acquired by the Company or a Subsidiary, or with which the Company or a Subsidiary combines, will not be counted against the number of shares of Common Stock available for issuance hereunder.

4.3	Incentive Option Limit. Subject to adjustment as provided in Section 12.1 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Plan in respect of Incentive Options is 9,000,000 shares of Common Stock.

4.4	Effect of the Expiration or Termination of Awards. If and to the extent that an Award or Prior Plan Award expires, terminates, is canceled or is forfeited for any reason, the shares of Common Stock associated with that Award or Prior Plan Award (only to the extent of such expiration, termination, cancellation or forfeiture) will again become available for grant under the Plan.

4.5	Share Recycling.

(a)	Other than with respect to an option or stock appreciation right granted under the Plan or the Prior Plan, shares of Common Stock withheld in settlement of a tax withholding obligation associated with an Award or a Prior Plan Award shall be available for future issuance under Section 4.1 of the Plan.

(b)	Notwithstanding anything in the Plan to the contrary, the following restrictions against liberal recycling of shares of Common Stock shall apply:

i.	The full number of shares of Common Stock subject to the exercise of an option (whether granted under the Plan or the Prior Plan) shall be unavailable for future issuance under Section 4.1 of the Plan, even if the option exercise price is satisfied through net-settlement or the delivery of shares of Common Stock to the Company (either by actual delivery or attestation).

ii.	The full number of shares of Common Stock subject to the exercise of a stock-settled stock appreciation right (whether granted under the Plan or the Prior Plan) shall be unavailable for future issuance under Section 4.1 of the Plan, even though only a net number of shares of Common Stock are delivered upon exercise.

iii.	Shares of Common Stock withheld in settlement of a tax withholding obligation associated with an option or stock appreciation right (whether granted under the Plan or the Prior Plan) shall be unavailable for future issuance under Section 4.1 of the Plan.

iv.	Shares of Common Stock repurchased on the open market with the proceeds from the exercise of an Award or Prior Plan Award shall be unavailable for future issuance under Section 4.1 of the Plan.

5.	Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further that subject to applicable law and the Company’s governing documents, the Board or the Committee may delegate any of the authorities of the Committee identified herein to an individual or committee of individuals (who may, but need not, serve on the Board), including without limitation the authority to grant Awards hereunder to individuals who are not ‘‘insiders’’ within the meaning of Section 16 of the Exchange Act. To the extent that the Board or the Committee so delegates authority, applicable references in the Plan to the Committee’s authority to make awards and determinations with respect thereto shall be deemed to include the delegate. Notwithstanding the foregoing, the Committee will retain broad authority to administer the Plan, including the authority to make determinations with respect to Awards previously granted by a delegate. The Board or the Committee, as applicable, may revoke any delegation it previously effectuated hereunder at any time, for any reason, with or without prior notice.

The authorities and responsibilities of the Committee under the Plan shall include, without limitation: (a) selecting each employee, consultant, director or other service provider to receive an Award; (b) selecting the applicable form of Award and terms and conditions of the Award; (c) determining whether an Option (if granted to an employee) will be an Incentive Option or a Nonstatutory Option; (d) determining the time of granting an Award; (e) determining the number of shares of Common Stock subject to an Award; (f) determining the exercise price, base price or purchase price for an Award and the method of payment; (g) determining the term of an Option or Stock Appreciation Right; (h) determining the Vesting Conditions (including the Performance Goals) of an Award; (i) notwithstanding anything in the Plan to the contrary, accelerating, waiving or shortening a Vesting Condition (including a Performance Goal) or accelerating the exercisability of an Award; (j) extending the period of time during which an Award may be exercised (but in no event beyond the expiration of the original Award term); (k) determining the effect of cessation of employment or service with the Company or any of its Affiliates on an Award; (l) determining whether Performance Goals to which an Award is subject are satisfied, including any adjustments thereto; and (m) modifying or amending an Award, subject to the Participant’s consent if such modification or amendment would materially impair such Participant’s rights under the Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, directors and other service providers, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6.	Authorization and Eligibility

The Committee may grant Awards under the Plan to any employee, consultant, director or other service provider of the Company or its Affiliate. However, only employees of the Company or of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option.

Each grant of an Award shall be subject to all applicable terms and conditions of the Plan, and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe.

7.	Specific Terms of Awards

7.1	Options.

(a)	Type of Option. Options granted under the Plan may either be Incentive Options or Nonstatutory Options. The Award Agreement evidencing each Option shall indicate the exercise price, the term and the Vesting Conditions (if any) for such Award.

(b)	Exercise Price. The price at which shares of Common Stock may be acquired under each Option shall be not less than 100% of the Market Value of Common Stock on the grant date, or with respect to a grant of an Incentive Option not less than 110% of the Market Value of Common Stock on the grant date if the Optionee is a Ten Percent Owner.

(c)	Option Term. No Incentive Option or Nonstatutory Option may be exercised after the tenth anniversary of the grant date, or after the fifth anniversary of the grant date in the case of an Incentive Option in which the Optionee is a Ten Percent Owner.

(d)	Exercisability. An Option may be immediately exercisable or become exercisable based on the fulfillment of Vesting Conditions or at such other times as the Committee may determine. Any Option may be a Performance Award, subject to Section 7.7. In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate the exercisability of such Option in whole or in part at any time.

(e)	Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Option at or after grant, the following provisions shall apply:

i.	Termination for Cause. If the Optionee experiences a Separation due to a termination by the Company or its Affiliate for Cause, (x) each Option (or portion thereof) not exercised, whether vested or unvested, will be immediately and automatically forfeited as of the date of such Separation and (y) any shares of Common Stock that the Company has not yet delivered upon the prior exercise of an Option, will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such shares, if any.

ii.	Death. If an Optionee dies during the Optionee’s continued service, any unvested Options held by such Optionee that were scheduled to vest in the future based solely upon the Optionee’s continued service will become exercisable on the date of the Optionee’s death, and all of such Optionee’s vested Options (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of the Optionee’s death, and (y) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Participant.

iii.	Termination due to Disability or Retirement. If the Optionee experiences a Separation due to the Optionee’s Disability, or Retirement, any unvested Options held by such Optionee that would have become vested and exercisable prior to the second anniversary of such Optionee’s Separation based solely on the Optionee’s continued service through such time, will become exercisable on the date of the Separation, and all of such Optionee’s vested Options (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of such Separation, and (y) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Participant. In addition, any unvested Options that will not become exercisable at any time following the Separation pursuant to the preceding sentence shall be immediately forfeited upon the Separation.

iv.	Other Terminations. If the Optionee experiences a Separation due to any reason other than a termination for Cause, death, Disability, or Retirement, any unvested Options held by such Optionee shall be immediately forfeited and all vested Options held by such Participant shall cease to be exercisable in any respect upon the earlier of (x) ninety (90) days following such Optionee’s Separation, and (y) the original expiration date of the term of the Option; any Options not exercised in such period shall be forfeited with no further compensation due to the Optionee. For Incentive Options, military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee’s reemployment rights, if any, are guaranteed by statute or by contract.

(f)	Method of Exercise. An Option may be exercised by a Participant giving written notice to the Company (which may be electronically, including through the use of an alternative technological platform made available by the Company) in the manner specified by the Company, specifying the number of shares of Common Stock to be purchased. Such notice will be accompanied by payment in full of the exercise price either by certified or bank check, or such other means as the Committee may accept. Unless otherwise determined by the Committee, payment of the exercise price of an Option may be made (i)) through means of a ‘‘net settlement,’’ whereby the Option exercise price will not be due in cash and where the number of shares of Common Stock issued upon such exercise will be equal to: (A) the product of (i) the number of shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current market value over (b) the Option exercise price, divided by (B) the then current market value, or (ii) under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Common Stock subject to any Option in a brokered transaction (other than to the Company). Notwithstanding any of the foregoing provisions in this subsection (f) to the contrary, no Option shall be considered to have been exercised unless and until all of the provisions governing such exercise specified in the Plan and in the relevant Award Agreement shall have been duly complied with.

(g)	Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Common Stock for which the Option first becomes exercisable in a calendar year does not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the ‘‘current limit.’’ The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Common Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee. Any shares of Common Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.

(h)	Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

(i)	Rights Pending Exercise. No person holding an Option shall be deemed for any purpose to be a stockholder of the Company with respect to any shares of Common Stock issuable pursuant to such Option except to the extent that such Option shall have been exercised with respect thereto and shares shall have been issued therefor.

7.2	Stock Appreciation Right.

(a)	General. Subject to the other terms of the Plan, the Committee may grant Stock Appreciation Rights under the Plan. Each Stock Appreciation Right shall represent the right to receive, upon exercise, an amount equal to the number of shares of Common Stock subject to the Award that is being exercised multiplied by the excess of (i) the Market Value on the date the Award is exercised, over (ii) the base price specified in the applicable Award Agreement. Distributions may be made in cash, shares, or a combination of both, at the discretion of the Committee. The Award Agreement evidencing each Stock Appreciation Right shall indicate the base price, the term and the Vesting Conditions for such Award. Any Stock Appreciation Right may be a Performance Award, subject to Section 7.7. A Stock Appreciation Right base price may never be less than the Market Value of the underlying common stock of the Company on the date of grant of such Stock Appreciation Right. The term of each Stock Appreciation Right will be fixed by the Committee, but no Stock Appreciation Right will be exercisable more than 10 years after the date the Stock Appreciation Right is granted. Subject to the terms and conditions of the applicable Award Agreement, Stock Appreciation Rights may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company (which may be electronically, including through the use of an alternative technological platform made available by the Company) in the manner specified by the Company, specifying the portion of the Award to be exercised. No person holding a Stock Appreciation Right shall be deemed for any purpose to be a stockholder of the Company with respect to any shares of Common Stock issuable pursuant to such Stock Appreciation Right except to the extent that such Stock Appreciation Right shall have been exercised with respect thereto and shares shall have been issued therefor.

(b)	Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Stock Appreciation Right at or after grant, the following provisions shall apply:

i.	Termination for Cause. If the Participant experiences a Separation due to a termination by the Company or its Affiliate for Cause, (x) each Stock Appreciation Right (or portion thereof) not exercised, whether vested or unvested, will be immediately and automatically forfeited as of the date of such Separation and (y) any shares of Common Stock that the Company has not yet delivered upon the prior exercise of a Stock Appreciation Right, will be immediately and automatically forfeited, if any.

ii.	Death. If a Participant dies during the Participant’s continued service, any unvested Stock Appreciation Rights held by such Participant that were scheduled to vest in the future based solely upon the Participant’s continued service will become exercisable on the date of the Participant’s death, and all of such Participant’s vested Stock Appreciation Rights (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of the Participant’s death, and (y) the original expiration date of the term of the Stock Appreciation Right; any Stock Appreciation Rights not exercised in such period shall be forfeited with no further compensation due to the Participant.

iii.	Termination due to Disability or Retirement. If the Participant experiences a Separation due to the Participant’s Disability or Retirement, any unvested Stock Appreciation Rights held by such Participant that would have become vested and exercisable prior to the second anniversary of such Participant’s Separation based solely on the Participant’s continued service through such time, will become exercisable on the date of the Separation, and all of such Participant’s vested Stock Appreciation Rights (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of (x) the 4th anniversary of the date of such Separation, and (y) the original expiration date of the term of the Stock Appreciation Right; any Stock Appreciation Rights not exercised in such period shall be forfeited with no further compensation due to the Participant. In addition, any unvested Stock Appreciation Rights that will not become exercisable at any time following the Separation pursuant to the preceding sentence shall be immediately forfeited upon the Separation.

iv.	Other Terminations. If the Participant experiences a Separation due to any reason other than a termination for Cause, death, Disability, or Retirement, any unvested Stock Appreciation Rights held by such Participant shall be immediately forfeited and all vested Stock Appreciation Rights held by such Participant shall cease to be exercisable in any respect upon the earlier of (x) ninety (90) days following such Participant’s Separation, and (y) the original expiration date of the term of the Stock Appreciation Right; any Stock Appreciation Rights not exercised in such period shall be forfeited with no further compensation due to the Participant.

7.3	Restricted Stock.

(a)	Purchase Price. The purchase price for Awards of Restricted Stock under the Plan may, but need not, be zero.

(b)	Issuance of Certificates. Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of shares subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period.

(c)	Escrow of Shares. The Committee may require that any stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(d)	Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture as specified in the Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate. Any Award of Restricted Stock may be a Performance Award, subject to Section 7.7.

(e)	Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan (including under Section 10 hereto) or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote the shares of Restricted Stock.

(f)	Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Award of Restricted Stock at or after grant, the following provisions shall apply:

i.	Death. If a Participant dies during the Participant’s continued service, any unvested shares of Restricted Stock subject to a Restriction Period that were scheduled to vest in the future based solely upon the Participant’s continued service shall vest on the date of the Participant’s death.

ii.	Termination due to Disability or Retirement. If the Participant experiences a Separation during the Restriction Period due to the Participant’s Disability or Retirement, then any unvested shares of Restricted Stock held by such Participant that were initially scheduled to vest within the two-year period following the Participant’s Separation based solely upon the Participant’s continued service during such time shall vest, and the restrictions thereon shall lapse and such shares of Restricted Stock shall become immediately nonforfeitable (and all other shares of Restricted Stock that are subject to a Risk of Forfeiture will be forfeited upon such Separation with no further compensation due to the Participant).

iii.	Other Terminations. If the Participant experiences a Separation during the Restriction Period for any reason other than death, Disability or Retirement (including without limitation a termination with or without Cause), then all outstanding unvested shares of Restricted Stock granted to such Participant shall be forfeited or otherwise subject to return to or repurchase by the Company if and to the extent so provided by, and subject to and in accordance with, the terms of the applicable Award Agreement.

7.4	Restricted Stock Units.

(a)	Character. Each Restricted Stock Unit shall entitle the recipient to receive an amount equal to the Market Value of a share of Common Stock at the time of the distribution, following the fulfillment of applicable Vesting Conditions (if any), at the time set forth in the Award Agreement. Payment in respect of a Restricted Stock Unit Award may be made in cash, shares or both, in the discretion of the Committee. Any grant of Restricted Stock Units may be a Performance Award, subject to Section 7.7.

(b)	Effect of Cessation of Employment or Service. Unless the Committee shall provide otherwise with respect to any Award of Restricted Stock Units at or after grant, the following provisions shall apply to Restricted Stock Units that vest solely based on the continued employment or service of a Participant (‘‘Time-Based RSUs’’) and Restricted Stock Units that vest both based on the continued employment or service of the Participant and one or more Performance Goals (‘‘Performance-Based RSUs’’):

i.	Termination for Cause. If the Participant experiences a Separation due to a termination by the Company or its Affiliate for Cause, each Time-Based RSU and Performance-Based RSU, whether vested or unvested, will be immediately and automatically forfeited as of the date of such Separation.

ii.	Death. If the Participant dies during the Participant’s continued service, then:

1.	all outstanding unvested Time-Based RSUs that were initially scheduled to vest in the future based solely upon the Participant’s continued service shall vest, and

2.	to the extent the Participant’s death occurs during an open Performance Period under outstanding Performance-Based RSUs, such Performance-Based RSUs will vest at the target (100%) level.

iii.	Termination due to Disability or Retirement. If the Participant experiences a Separation due to Disability or Retirement, then:

1.	any outstanding unvested Time-Based RSUs that were initially scheduled to vest within the two year period following the Participant’s Separation based solely upon the Participant’s continued service shall vest (and all other unvested Time-Based RSUs that were initially scheduled to vest following the two year period following the Participant’s Separation based solely upon the Participant’s continued service during such time will be forfeited upon such Separation with no further compensation due to the Participant), and

2.	to the extent the Separation occurs during an open Performance Period under outstanding Performance-Based RSUs, a pro-rata portion (based on the number of completed days prior to the Participant’s Separation during the applicable Performance Period divided by the total number of days in the applicable Performance Period) will remain eligible to vest after the Participant’s Separation, to the extent earned based on the actual achievement of the Performance Goals through the end of the applicable Performance Period.

iv.	Other Terminations. If the Participant experiences a Separation for any reason other than death, Disability, or Retirement, then all unvested Time-Based RSUs and Performance-Based RSUs shall be forfeited.

To the extent vested, Time-Based RSUs and Performance-Based RSUs will be settled on the date specified in the applicable Award Agreement.

(c)	Rights Pending Fulfillment of Vesting Conditions and Issuance of Shares. No person holding Restricted Stock Units shall be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Common Stock subject to such Restricted Stock Units, except to the extent that the Vesting Conditions have been fulfilled and shares have actually been issued thereunder.

7.5	Stock Grants. Stock Grants may be awarded in such circumstances as the Committee deems appropriate, including without limitation in recognition of significant contributions to the success of the Company or its Affiliates or in lieu of compensation otherwise already due, subject to applicable law. Stock Grants shall be made without forfeiture conditions of any kind. The purchase price for Stock Grants under the Plan may, but need not, be zero.

7.6	Other Stock Based Awards. Subject to the other terms of the Plan, the Committee may grant Other Stock Based Awards to eligible individuals. The Award Agreement evidencing an Other Stock Based Award shall set forth the terms and conditions of such Other Stock Based Award, including, as applicable, the term, any exercise or purchase price, Vesting Conditions and other terms and conditions. Any grant of an Other Stock Based Award may be a Performance Award, subject to Section 7.7. Payment by the Company to the Participant in respect of an Other Stock Based Award may be made in cash, shares, or a combination of cash and shares, as determined by the Committee.

7.7	Performance Awards. The Committee may grant Performance Awards in accordance with this Section. Performance Awards may be denominated as a number of shares of Common Stock which may be earned upon achievement or satisfaction of Performance Goals, as specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such Performance Goals.

7.8	Awards to Participants Outside the United States. To facilitate compliance with the laws in countries other than the United States in which the Company and/or any of its respective Affiliates operate or have employees, consultants, directors or other service providers, or the requirements of any foreign securities exchange or other applicable law, or to otherwise ensure the viability of the benefits from Awards granted to employees, consultants, directors, or other service providers performing services in such countries and to meet the objectives of the Plan, the Committee, in its discretion, shall have the power and authority to: (i) modify the terms and conditions of any Award granted to employees, consultants, directors, or other service providers based outside the United States; (ii) establish sub-plans and modify procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4.1 and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or facilitate compliance with any necessary local governmental regulatory exemptions, approvals or requirements. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify eligibility to receive an Award under the Plan or the effects of death, disability, retirement or other termination of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to the Participant, withholding procedures and handling of any share certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law. For the avoidance of doubt, to the extent that any Committee action described under the foregoing paragraph requires stockholder approval under applicable law, then such action shall be subject to stockholder approval.

8.	Minimum Vesting

Awards shall be subject to a minimum vesting period of one year from the date of grant, provided that Awards covering up to 5% of the Share Pool shall not be subject to such minimum vesting period. Notwithstanding the foregoing, an Award Agreement may provide that Awards vest sooner in connection with a Change in Control or the Participant’s cessation of employment or service. For the avoidance of doubt, nothing herein limits or constrains the Committee’s ability to accelerate the vesting of an Award for any reason pursuant to Section 5 of the Plan.

9.	Transferability

No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or an Affiliate, or assigned or transferred by such Participant other than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, unless otherwise determined by the Committee, Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Option) shall be transferable pursuant to a bona fide divorce agreement or settlement delineating the division of assets between a divorcing Participant and Participant’s spouse, to the extent permissible under applicable law. In addition, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Option) be transferable, without consideration, to a ‘‘family member’’ within the meaning of Form S-8 under the Securities Act. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, if permitted by the Committee in its discretion, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the surviving rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. If the Committee does not so permit, or the Participant has not designated a beneficiary (or if any permitted beneficiary designation is later determined to be invalid), then following the Participant’s death, the estate will succeed to any such surviving rights. A beneficiary, a guardian, a legal representative, an estate or any other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

10.	Dividends and Dividend Equivalent Rights

10.1	Notwithstanding anything in the Plan to the contrary:

(a)	No dividends or dividend equivalent rights will be payable with respect to Options or Stock Appreciation Rights; and

(b)	Any dividends, or dividend equivalent rights payable on any other type of Award will be subject to the same Vesting Conditions as the underlying Award (or portion thereof) to which such amounts relate. Specifically:

i.	Dividends that become payable with respect to a share of Restricted Stock while it remains subject to restriction will be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares of Common Stock are available under Section 4.1 of the Plan, which additional Restricted Stock shall also be subjected to the same Restriction Period; and

ii.	An Award Agreement for Restricted Stock Units or Other Stock Based Award may provide for the inclusion of dividend equivalent rights entitling a Participant to payments or credits equal to the cash dividends that would otherwise have been paid with respect to the share of Common Stock subject to an Award, had such shares been outstanding. The Committee may provide that such dividend equivalent rights will be paid or credited in cash or paid or credited in shares of Common Stock (based on the Market Value on the dividend payment date). Any such dividend equivalent payments or credits shall be subject to the same Vesting Conditions as the underlying Award (or portion thereof) to which they relate.

11.	Annual Compensation Limits for Non-Employee Directors

Beginning with the first fiscal year following the fiscal year in which the Effective Date occurs, the aggregate amount of equity and cash compensation payable to a Non-Employee Director with respect to a fiscal year, whether under the Plan or otherwise, for services as a Non-Employee Director, shall not exceed $750,000; provided however, that such amount shall be $1,000,000 for the fiscal year in which the applicable Non-Employee Director is initially elected or appointed to the Board (collectively, the ‘‘Director Limit’’). Equity incentive awards shall be counted towards the Director Limit in the fiscal year in which they are granted, based on the grant date fair value of such awards for financial reporting purposes (but excluding the impact of estimated forfeitures related to service-based vesting provisions). Cash fees shall be counted towards the Director Limit in the fiscal year for which they are reported as compensation in the Company’s director compensation disclosures pursuant to Item 402 of Regulation S-K under the Securities Act, or a successor provision. The Director Limit shall not apply to (i) equity and cash compensation earned by a Non-Employee Director solely in the Participant’s capacity as chairperson of the Board or lead independent director; (ii) equity and cash compensation earned with respect to services a Non-Employee Director provides in a capacity other than as a Non-Employee Director, such as an advisor or consultant to the Company; and (iii) equity and cash compensation awarded by the Board to a Non-Employee Director in extraordinary circumstances, as determined by the Board in its discretion, in each case provided that the Non-Employee Director receiving such additional compensation does not participate in the decision to award such compensation.

12.	Adjustments and Corporate Events

12.1	Adjustment for Corporate Actions. If, subsequent to the Effective Date, the outstanding shares of Common Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock, or other securities, the Committee shall make equitable adjustments in such manner as it deems appropriate to (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options and Stock Appreciation Rights remain exercisable), (iv) the Performance Goal(s) applicable to any outstanding Performance Award, and/or (v) any other affected terms and conditions of the Plan or outstanding Awards.

12.2	Corporate Transaction. Unless otherwise specified in the applicable Award Agreement, and subject to the provisions of Section 12.3, in the event of a Corporate Transaction, the Plan and the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Corporate Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction, or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each share of Common Stock subject to an outstanding Award, upon exercise or payment or transfer in respect of an Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Corporate Transaction in respect of a share; provided, however, that, unless otherwise determined by the Committee, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Award prior to such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation Rights pursuant to this Section 12.2 in connection with a Corporate Transaction may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Corporate Transaction as long as, at the election of the Committee, (i) the holders of affected Options and Stock Appreciation Rights have been given an opportunity to exercise the Options or Stock Appreciation Rights (to the extent otherwise exercisable) immediately prior to (and contingent upon the occurrence of) the Corporate Transaction or (ii) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each share of Common Stock covered by the Option or Stock Appreciation Right being canceled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the exercise price or base price, as applicable. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or Stock Appreciation Right may be cancelled without any payment therefore. The Committee need not treat each Award in a uniform manner under this Section 12.2.

12.3	Consequences of a Change in Control.

(a)	Unless otherwise specified in the applicable Award Agreement, all time-based Vesting Conditions of outstanding Awards held by a Non-Employee Director shall be deemed fulfilled upon a Change in Control.

(b)	Unless otherwise specified in the applicable Award Agreement, all outstanding Awards held by a Participant that is not a Non-Employee Director shall be treated as follows upon a Change in Control:

i.	The Committee may in its discretion, without the need for the consent of any Participant, arrange for the assumption, conversion or replacement of any such outstanding Awards upon a Change in Control. To the extent such Awards are assumed, converted or replaced by the resulting entity in the Change in Control, if, within one year after the date of the Change in Control, the Participant’s service is terminated by the Company (or the resulting entity in the Change in Control) without Cause, then (x) all time-based Vesting Conditions shall be deemed fulfilled, and (y) performance-based Vesting Conditions shall be deemed fulfilled at the greater of the ‘‘target’’ performance level or the ‘‘actual’’ level of achievement through the Participant’s termination date (or other reasonably proximate date selected by the Committee based on the availability of relevant data), as determined by the Committee in its discretion.

ii.	To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control, (x) all time-based Vesting Conditions shall be deemed fulfilled, and (y) performance-based Vesting Conditions shall be deemed fulfilled at the greater of the ‘‘target’’ performance level or the ‘‘actual’’ level of achievement through the Change in Control (or other reasonably proximate date selected by the Committee based on the availability of relevant data), as determined by the Committee in its discretion.

Notwithstanding any provision of this Section 12.3, in the case of any Award subject to Section 409A, the Committee shall only be permitted to take actions under this Section 12.3 to the extent that such actions would be consistent with the intended treatment of such Award under Section 409A.

12.4	Dissolution or Liquidation. Upon dissolution or liquidation of the Company, each outstanding Option shall terminate, but the Optionee (if at the time the Optionee has an employment, consulting or Board member relationship with the Company or any of its Affiliates) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent exercisable on the date of such dissolution or liquidation.

12.5	Related Matters. Any adjustment in Awards made pursuant to this Section 12 shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including of Option exercise prices and Stock Appreciation Right base prices, rates of vesting or exercisability, Risks of Forfeiture, adjustment of Performance Goals and/or Performance Periods and applicable repurchase prices for Restricted Stock, which the Committee may deem necessary or appropriate so as to ensure that the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 12. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price or Stock Appreciation Right base price per share pursuant to this Section 12 shall result in an exercise price which is less than the par value of the Common Stock.

13.	Conditions Upon Grant of Awards and Issuance of Shares

13.1	The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares issuable pursuant to those Awards.

13.2	No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable law.

13.3	If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction over the issuance or sale of shares of Common Stock under the Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those shares, the Company will be relieved of any liability for failing to issue or sell those shares.

13.4	The Committee may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Committee believes are appropriate.

13.5	All shares of Common Stock or other securities delivered under the Plan will be subject to such stop-transfer orders and other restrictions as the Committee may deem necessary to reflect the terms of the applicable Award or advisable to comply with the rules, regulations and other requirements of the Securities Act, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable law, and the Committee may cause shares of Common Stock or other securities to be legended to reflect those restrictions.

14.	Tax Withholding

Whenever a taxable or tax withholding event occurs with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, foreign, state or local taxes of any kind required by law to be withheld with respect to such amount, in such method or methods approved by the Compensation and Leadership Development Committee of the Board. Unless otherwise determined by the Compensation and Leadership Development Committee of the Board, the tax withholding method that must be used for all Awards under the Plan shall be ‘‘share withholding,’’ which means the withholding of shares of Common Stock subject to the Award based on the market value of those shares (but not in excess of the amount determined based on the maximum statutory tax rate in the applicable jurisdiction) . Notwithstanding the foregoing, the Compensation and Leadership Development Committee of the Board is not restricted from modifying the method(s) approved for tax withholding at a future date. Such methods could include, without limitation, the implementation of a formal cashless exercise program authorized by the Company entailing the sale of the Common Stock subject to an Award in a brokered transaction (other than to the Company) to fulfill withholding obligations, subject to the approval of the Compensation and Leadership Development Committee of the Board. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or an Affiliate will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

15.	No Special Service Rights

Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of the recipient’s employment, consulting or Board member relationship or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment, consulting or Board member agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment, consulting or Board member agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment, consulting or Board member relationship or other association with the Company and its Affiliates.

16.	Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options, stock appreciation rights, restricted stock and restricted stock units other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.	No Restriction on Corporate Action

The grant of any Award will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

18.	Termination and Amendment of the Plan

Subject to any stockholder approval that may be required under applicable law, the Board may amend or terminate the Plan at any time.

19.	Repricing Prohibited

Neither the Committee nor the Board may (i) implement any cancellation/re-grant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise prices or base prices per share in excess of the then current Market Value for consideration payable in equity securities of the Company or cash or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan, without in each such instance obtaining stockholder approval.

20.	Company Policies

The Awards (whether vested or unvested) shall be subject to the Company’s stock ownership policies, hedging and pledging policies, and any current or future clawback, recoupment or similar policy of the Company covering the Participant, including without limitation the Amicus Therapeutics, Inc. Clawback Policy. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawbacks as may be made thereunder.

21.	Section 409A

Awards granted under the Plan are intended to comply with or be exempt from Section 409A, and the Plan shall be interpreted and administered accordingly. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s ‘‘separation from service’’ within the meaning of Section 409A, shall instead be paid on the next business day after the six month anniversary of the Participant’s ‘‘separation from service’’ (or the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate and distinct payment for purposes of Section 409A. A Participant shall not be considered to have terminated employment or service with the Company or an Affiliate for purposes of any payments under the Plan which are subject to Section 409A until the Participant would be considered to have incurred a ‘‘separation from service.’’ Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on a Participant under Section 409A and neither the Company nor the Committee will have any liability to Participants or any other persons for such tax or penalty.

22.	Notices and Other Communications

Any notice to be given to the Company pursuant to the provisions of the Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Legal Officer (or such other person as the Company may designate in writing from time to time), and, if to the Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

23.	Governing Law

The Plan and all Award Agreements and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.